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                                                                     EXHIBIT 8.1

                                   OPINION OF

                           KIRKPATRICK & LOCKHART LLP

                           AS TO CERTAIN TAX MATTERS

                                  May 17, 1996

BT Financial Corporation
532-534 Main Street
Johnstown, PA 15901

Ladies & Gentlemen:

     You have requested our opinion regarding certain Federal income tax consequences of a transaction (the "Merger") in which Moxham Bank Corporation ("Moxham"), will merge into BT Financial Corporation ("BT Financial"). In the Merger, each outstanding share of preferred stock of Moxham ("Moxham Preferred Stock") will be converted into the right to receive 6.325 shares of common stock of BT Financial ("BT Financial Common Stock") and each share of common stock of Moxham ("Moxham Common Stock"), will be converted into the right to receive 1.15 shares of BT Financial Common Stock.

     In rendering this opinion, we have reviewed the Agreement and Plan of Reorganization, dated as of January 12, 1996 (the "Merger Agreement"), between BT Financial and Moxham, the Proxy Statement/ Prospectus included in the Registration Statement on Form S-4 to be filed by BT Financial with the Securities and Exchange Commission on or about May 8, 1996 (the "Proxy Statement/Prospectus") and such other documents as we have deemed necessary or appropriate for purposes of this opinion. We have assumed, without independent verification, the genuineness of all signatures and the authenticity of all documents submitted to us. As to various matters of fact material to this opinion, we have relied upon certificates of officers of Moxham and BT Financial. Our opinion is based on the facts described below and in the afore-referenced officers' certificates and any other relevant facts set forth in the Merger Agreement which are incorporated herein as fully as though set forth herein.

     All capitalized terms not otherwise defined herein have the meanings given such terms in the Proxy Statement/Prospectus.

     For purposes of this opinion, we have assumed that the Merger will be consummated as of the date of this opinion pursuant to the terms and conditions set forth in the Merger Agreement. In addition, we have assumed the existence of the following facts, which we understand will be confirmed to us in writing by officers of BT Financial and Moxham. We have neither investigated nor verified the accuracy of any of the assumptions upon which this opinion is based.

          1. The aggregate fair market value of the total consideration to be paid to the holders of Moxham Preferred Stock and Moxham Common Stock pursuant to the Merger will be approximately equal to the aggregate fair market value of the Moxham Preferred Stock and Moxham Common Stock surrendered by the holders of Moxham Preferred Stock and Moxham Common Stock pursuant to the Merger.

          2. The fair market value of the BT Financial Common Stock received by each holder of shares of the Moxham Preferred Stock or Moxham Common Stock as a result of the Merger is expected to equal not less than 50% of the fair market value of the Moxham Preferred Stock and Moxham Common Stock surrendered in exchange therefor.

          3. There is no plan or intention by any shareholder of Moxham who owns five percent or more of the Moxham Common Stock, and to the best knowledge of each of Moxham and BT Financial, no holders of Moxham Preferred Stock and Moxham Common Stock plan or intend to sell, exchange or otherwise dispose of in the foreseeable future a number of shares of BT Financial Common Stock received pursuant to the Merger such that the ownership of BT Financial Common Stock by former holders of Moxham
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     Preferred Stock and Moxham Common Stock would be reduced to a number of shares having a value, as of the date of the Merger, of less than 50 percent of the value of all of the outstanding Moxham Preferred Stock and Moxham Common Stock as of the same date. For purposes of this assumption, shares of Moxham Preferred Stock and Moxham Common Stock surrendered upon the exercise of dissenters' rights or exchanged for cash in lieu of fractional shares of BT Financial Common Stock will be treated as outstanding Moxham Common Stock on the date of the Merger. Moreover, shares of BT Financial Common Stock and shares of Moxham Preferred Stock and Moxham Common Stock held by Moxham shareholders and otherwise sold, redeemed, or disposed of prior or subsequent to the Merger will be considered in making this assumption.

          4. BT Financial has no plan or intention to reacquire any of its stock issued in the Merger to holders of Moxham Preferred Stock or Moxham Common Stock.

          5. Other than dispositions or transfers made in the ordinary course of business, BT Financial has no plan or intention to (i) liquidate, (ii) merge with and into another corporation, or (iii) otherwise dispose of any of the assets of Moxham acquired by BT Financial in the Merger.

          6. The liabilities of Moxham assumed by BT Financial and the liabilities to which the transferred assets of Moxham are subject were incurred by Moxham in the ordinary course of its business.

          7. Following the Merger, BT Financial will continue the historic business of Moxham or use a significant portion of Moxham's business assets in a business.

          8. Moxham, BT Financial and the shareholders of Moxham will pay their respective expenses, if any, incurred in connection with the Merger.

          9. There is no intercorporate indebtedness existing between BT Financial and Moxham that was issued, acquired, or will be settled at a discount.

          10. Neither BT Financial nor Moxham is an investment company as defined in Section 368(a)(2)(F)(iii) and (iv) of the Internal Revenue Code of 1986, as amended (the "Code").

          11. Moxham is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

          12. The fair market value of the assets of Moxham transferred to BT Financial will equal or exceed the sum of the liabilities assumed by BT Financial in the Merger, including the amount of liabilities, if any, to which the transferred assets are subject.

          13. The payment of cash in lieu of fractional shares of the BT Financial Common Stock is solely for the purpose of avoiding the expense and inconvenience to BT Financial of issuing fractional shares and does not represent separately bargained-for consideration. The total cash consideration that will be paid in the Merger to Moxham shareholders instead of issuing fractional shares of BT Financial Common Stock will not exceed one percent of the total consideration that will be issued in the Merger to Moxham shareholders in exchange for their shares of the Moxham Common Stock. The fractional share interests of each Moxham stockholder will be aggregated, and no Moxham stockholder will receive cash in lieu of a fractional share in an amount equal to or greater than the value of one full share of BT Financial Common Stock.

          14. BT Financial will not assume in the Merger any liabilities of Moxham which arise out of or are fixed and determined in or as a result of the Merger except for legal fees, accounting fees, securities registration expenses, transfer agents' fees, printing costs, investment banking fees and payments to dissenting Moxham shareholders.

          15. The Merger is being entered into and carried out for a bona fide business purpose.
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                                    OPINION

     Based solely upon the facts and representations set forth above, subject to the foregoing, and assuming the Merger would be consummated on the date of this letter but otherwise in accordance with the Merger Agreement, it is our opinion that:

                  (1) The Merger will constitute a reorganization within the meaning of Section 368(a)(1)(A) of the Code, and BT Financial and Moxham will each be a "party to a reorganization" within the meaning of 368(b) of the Code.

                  (2) No gain or loss will be recognized by BT Financial or Moxham as a result of the Merger. However, we express no opinion on the effect, if any, of other tax aspects of the Merger, including the carryover, carryback or limitation on tax attributes of BT Financial or Moxham or the other matters governed by Sections 381 through 384 of the Code, or the like.

                  (3) No gain or loss will be recognized by any Moxham shareholder upon the exchange of that shareholder's shares of Moxham Preferred Stock or Moxham Common Stock for shares of BT Financial Common Stock pursuant to the Merger.

                  (4) The basis of the shares of BT Financial Common Stock received by a Moxham shareholder (including any fractional shares) will be the same as the basis of the shares of Moxham Preferred Stock and/or Moxham Common Stock surrendered in exchange therefor.

                  (5) If shares of Moxham Preferred Stock and/or Moxham Common Stock were capital assets in the hands of a Moxham shareholder immediately prior to the Merger, the holding period of the shares of BT Financial Common Stock received by that Moxham shareholder in the Merger will include the holding period of the shares of Moxham Common Stock surrendered in exchange therefor.

                  (6) A Moxham shareholder who dissents from the proposed Merger and receives solely cash in exchange for that shareholder's shares of Moxham Preferred Stock or Moxham Common Stock will be treated as having received that cash as a distribution in redemption of those shares subject to the provisions and limitations of Section 302 of the Code. If the distribution is eligible for treatment as a distribution in redemption of that shareholder's shares, that shareholder will have gain to the extent of the consideration received less that shareholder's adjusted basis in those shares.

                  (7) The receipt by a Moxham shareholder of cash in lieu of a fractional share of BT Financial Common Stock will be treated as if that fractional share were issued to that holder in the Merger and thereafter redeemed by BT Financial for cash. That receipt of cash by a shareholder will be treated as a distribution by BT Financial in full payment in exchange for the fractional share as provided in Section 302(a) of the Code. If the distribution is eligible for treatment as a distribution in redemption of a shareholder's fractional share, that shareholder will have gain to the extent of the consideration received less that shareholder's allocable adjusted basis in that fractional share.

     This opinion is based on the Code, Treasury Regulations, Internal Revenue Service rulings, judicial decisions, and other applicable authority, all as in effect on the date of this opinion. The legal authorities on which this opinion is based may be changed at any time. Any such changes may be retroactively applied and could modify the opinions expressed above. This opinion does not address any tax considerations under foreign, state or local laws, or the tax considerations to certain Moxham or BT Financial shareholders in light of their particular circumstances, including persons who are not United States persons or who are resident aliens, life insurance companies, dealers in securities, tax exempt entities, shareholders who receive shares of Moxham or BT Financial Common Stock through the exercise of employee stock options or through other compensation arrangements, or shareholders who do not hold Moxham or BT Financial Common Stock as "capital assets" within the meaning of Section 1221 of the Code.
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     Because the federal income tax consequences discussed above depend upon each of the Moxham or BT Financial shareholder's particular tax status, each shareholder should consult the shareholder's own tax adviser for advice on the tax consequences of the Merger to the shareholder.

     This letter is not to be quoted in whole or in part, nor filed with any other governmental agency or any other person, without the prior written consent of this firm.

     We hereby consent to the filing of this opinion as Exhibit 8.1 to the Registration Statement and to the reference to our firm in the Joint Proxy Statement/Prospectus that is part of the Registration Statement.

                                        Very truly yours,

                                        /s/ KIRKPATRICK & LOCKHART LLP